Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Directors of Barclays PLC

We consent to the use of our report dated 21 February 2018 with respect to the consolidated balance sheet of Barclays PLC and subsidiaries as of 31 December 2017, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, and consolidated cash flow statement for the year then ended, and the related notes and specific disclosures described in Note 1 to the financial statements as being part of the consolidated financial statements, and the effectiveness of internal control over financial reporting as of 31 December 2017 incorporated by reference herein.

/s/ KPMG LLP

KPMG LLP

London, United Kingdom

21 May 2018